Exhibit (k)

EXPENSE ASSUMPTION AGREEMENT

EXPENSE ASSUMPTION AGREEMENT (the “Agreement”), dated as of September 1, 2006 by and between Morgan Stanley AIP GP LP, a Delaware limited partnership (the “Adviser”), and AIP Absolute Return Fund LDC, a Cayman limited duration company (the “Fund”).

WHEREAS, the Fund has been organized under the laws of the Cayman Islands as a limited duration company with a term of 20 years;

WHEREAS, the Fund is part of a three-tier master/feeder structure, pursuant to which Alternative Investment Partners Absolute Return Fund STS (the “Top-Tier Fund”), a Delaware statutory trust that is registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), will invest substantially all of its assets in the Fund, and the Fund will invest substantially all of its assets in Alternative Investment Partners Absolute Return Fund (the “Master Fund”), a Delaware statutory trust that is registered with the SEC as a closed-end management investment company under the 1940 Act;

WHEREAS, the Adviser serves as investment adviser to the Master Fund pursuant to an Investment Advisory Agreement (the “Advisory Agreement”);

WHEREAS, the Top-Tier Fund has been appointed the managing member of the Fund pursuant to the Fund’s memorandum and articles of association (the “Articles”) and will at all times control the Fund;

WHEREAS, pursuant to no-action relief granted by the SEC (the “No-Action Letter”), the Fund may permit, to a limited extent, non-U.S. persons to invest directly in the Fund; and

WHEREAS, as a condition to the No-Action Letter, all expenses of the Fund that would otherwise be allocable to the Top-Tier Fund are to be paid by the Adviser;

NOW THEREFORE, the parties hereto agree as follows:

1.	EXPENSE ASSUMPTION.

1.1 Fund Expenses. The Adviser hereby agrees to pay all expenses of the Fund that would otherwise be allocable to the Top-Tier Fund, as an investor in the Fund, in the manner set forth in Section 1.2 below. The Adviser shall not be responsible for expenses of the Fund that are allocable to Fund investors that are non-U.S. persons.

1.2 Allocation of Fund Expenses. Fund expenses shall be allocated among Fund investors (including the Top-Tier Fund) pursuant to each investor’s pro rata share of the Fund’s outstanding shares.

1.3 Duration of Expense Assumption. The provisions of Section 1.1 shall be in effect for the term of this Agreement.

2.	TERM AND TERMINATION OF AGREEMENT.

This Agreement shall terminate upon the earlier of (a) the termination of the Advisory Agreement or (b) the end of the Fund’s term pursuant to the Articles. The obligation of the Adviser under Section 1 of this Agreement shall survive the termination of this Agreement solely as to expenses and obligations incurred prior to the date of such termination.

3.	MISCELLANEOUS.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Articles, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Top-Tier Fund’s Board of Trustees of its ultimate responsibility for and control of the conduct of the affairs of the Fund.

3.3 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

AIP ABSOLUTE RETURN FUND LDC

By:	ALTERNATIVE INVESTMENT PARTNERS ABSOLUTE RETURN FUND STS, its managing member

By:
Name:
Title:

MORGAN STANLEY AIP GP LP

By:	MORGAN STANLEY ALTERNATIVE INVESTMENTS INC., its general partner

By:
Name:
Title:

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